CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.10

EXECUTION COPY

LICENSE AGREEMENT

BY AND BETWEEN

CONKWEST, INC.

AND

INTREXON CORPORATION

February 23, 2010

i

ARTICLE 13 . MISCELLANEOUS		18
13.1	Independent Contractors.	18
13.2	Assignment.	18
13.3	Notices.	18
13.4	Amendment.	19
13.5	Waiver.	19
13.6	Counterparts.	19
13.7	Descriptive Headings.	19
13.8	Governing Law.	19
13.9	Severability.	20
13.10	Entire Agreement of the Parties.	20
13.11	Jointly Prepared.	20
13.12	No Third Party Rights.	20
SCHEDULE A		Schedule A-1
SCHEDULE B		Schedule B-1

ii

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of February 23, 2010 (the “Effective Date”), by and between CONKWEST, INC., an Illinois corporation having an offices at 3790 Via De La Valle, Suites 206, San Diego, CA 92014, USA (“CONKWEST”), and INTREXON CORPORATION, a Virginia corporation, having an office at 1872 Pratt Drive, Blacksburg, Virginia 24060, USA (“Intrexon”). CONKWEST and Intrexon are sometimes referred to herein individually as a “Party” and together as the “Parties.”

Recitals

WHEREAS, CONKWEST owns or Rightfully Uses NK–92 and certain related Licensed Patents and Know-How and has the right to grant licenses thereto.

WHEREAS, Intrexon desires to obtain both non-exclusive and exclusive licenses to NK–92 and the related Licensed Patents and Know-How, and CONKWEST is willing to grant such licenses, in each case, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings given such terms in this Article 1, or as otherwise defined in this Agreement.

1.1 “Affiliate” means, with respect to a Party, any Person which directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” means direct or indirect ownership of more than fifty percent (50%) of the voting securities or the profits interest of such Person or otherwise has the right to control the policies and decisions of such Person by contract or otherwise.

1.2 “BLA” means a Biological License Application (or any successor application) for any Licensed Product filed by Intrexon or its Affiliates with the FDA, or any similar application prescribed by the regulatory authorities in a market other than the United States, for regulatory approval to make and commercially sell such Licensed Product.

1.3 “Calendar Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31.

1.4 “Calendar Year” means the twelve (12) month period ending December 31.

1.5 “Combination Product” means any product containing both a component that constitutes a Licensed Product and one or more other components that do not constitute a Licensed Product.

1.6 “Confidential Information” means, subject to the provisions of Section 11.1(i)-(vi), proprietary information of the disclosing Party which has commercial value, including, without limitation, trade secrets, know-how, formulas, processes, product ideas, inventions (whether patentable or not), improvements, copyrightable or patentable materials, schematics, and other technical, business, financial and product development plans, forecasts and strategies. Confidential Information also includes the proprietary information of a Third Party which the disclosing Party is permitted to provide to the receiving Party hereunder.

1.7 “Exclusive Field” means, collectively, all of the applications of the Licensed Patents, Licensed Materials or Know-How, that are designated by Intrexon as Exclusive Indications for the exclusive use of Intrexon pursuant to the provisions of Attachment I.

1.8 “Exclusive Indication” means [***] applications that constitutes the Exclusive Field.

1.9 “FDA” means the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for marketing of new human pharmaceutical and biological products in the United States.

1.10 “Field of Use” means the use of [***]. For the avoidance of doubt, the Exclusive Field is within the Field of Use.

1.11 “First Commercial Sale” means the first sale of a Licensed Product to a Third Party following BLA approval of such Licensed Product, or if BLA approval is not required, the first sale of a Licensed Product to a Third Party for cash consideration on an arm-length basis and not under an exemption from BLA approval or other exemption from regulatory approval for compassionate use or similar purposes.

1.12 “GAAP” means generally accepted accounting principles in the U.S., consistently applied, or such successor accounting standard (e.g., International Financial Reporting Standards) that may be required by an authority of competent jurisdiction and upon which Intrexon bases its accounting records for all other purposes in general.

1.13 “IND” means an Investigational New Drug Application (or any successor application) for any Licensed Product filed by Intrexon or its Affiliates with the FDA, or any similar application prescribed by the regulatory authorities in a market other than the United States, for approval and right to proceed to commence human clinical testing with respect to such Licensed Product. If an IND is not required to be filed for a particular Licensed Product, then for purposes of Section 3.2, the IND filing shall be deemed to have occurred on the first day that Intrexon or its Affiliates receives approval to proceed to commence human clinical testing with respect to such Licensed Product.

1.14 “Know-How” means any and all written technical and other information, data, methods, technology and materials of any kind provided to Intrexon pursuant to Section 2.3, regardless of whether patentable and which are not in the public domain, including without limitation trade secrets and other Confidential Information, directly relating to NK–92 that are owned or Rightfully Used by CONKWEST as of the Effective Date.

1.15 “Licensed Materials” means cells provided by CONKWEST to Intrexon from the NK–92 cell line pursuant to Section 2.3 and any cells or molecules that are replicated, modified or derived by Intrexon therefrom, including progeny of the NK–92 cell line replicated, modified or derived by Intrexon therefrom.

1.16 “Licensed Patents” means the patents and patent applications owned or Rightfully Used by CONKWEST at any time during the Term which relate directly to NK–92 or are necessary or useful for Intrexon to exercise the License granted to Intrexon under this Agreement, including those listed in Schedule A and any provisional patent applications, non-provisional applications, divisionals, continuations, continuation-in-part applications, continued prosecution, patents granted on such applications, reissues, renewals, substitutions, supplementary protection certificates and the like, and patents of addition, reexaminations, extensions; and all foreign counterparts thereof.

1.17 “Licensed Product” means any product in the Field of Use intended for therapeutic or prophylactic use in humans which (a) but for the License would infringe a Valid Claim or (b) otherwise incorporates, uses or is derived from the Licensed Materials or the Know-How.

1.18 “Net Sales” means any and all gross revenues actually received by Intrexon and its Affiliates on account of the sale or transfer of Licensed Product by Intrexon or its Affiliate to a Third Party, less the following:

(a) trade, quantity, promotional and other customary discounts actually allowed and taken directly with respect to such sales, or amounts repaid or credited because of retroactive price adjustments;

(b) rebates (including price reductions, rebates to social and welfare systems, chargebacks or reserves for chargebacks, cash rebate incentives, government mandated rebates and similar types of rebates);

(c) the portion of administration fees paid to group purchasing organizations or pursuant to inventory management agreements with Third Party wholesalers and warehousing chains related exclusively to the distribution of Licensed Product;

(d) tariffs, duties, excises, sales taxes or other taxes imposed and paid with respect to the production, sale, delivery or use of such Licensed Products (excluding national, state or local taxes based on income);

(e) the amount of chargebacks, and amounts repaid or credited by reason of rejections, recalls, damages or returns of goods, costs to return Licensed Product of the type described in sub-paragraph (f) below, and costs of disposal of recalled Licensed;

(f) freight, postage, shipping, transportation and insurance charges actually allowed or paid by Intrexon or any of its Affiliates for delivery of Licensed Products sold by Intrexon or any of its Affiliates to a Third Party and to the extent added to the sale price and set forth separately as such in the total amount invoiced; and

(g) a reasonable allowance for bad debt calculated in accordance with GAAP.

Notwithstanding the foregoing, no discount, allowance, rebate, chargeback, or any similar amount, however designated, that is given or associated with the purchase by any Third Party of any product other than the Licensed Products, or with the purchase or provision of any service, shall be taken into consideration in calculating any deductions from the invoiced amount. Net Sales amounts shall be determined from the books and records of Intrexon and its Affiliates maintained in accordance with GAAP, consistently applied. In the case of any sale for value, such as barter or counter-trade, of Product, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of Product are sold for cash in an arm’s length transaction in the relevant country, or as reasonably agreed by Intrexon and CONKWEST if unknown to Intrexon, shall be included in the definition of Net Sales. In the case of Combination Products for which the component constituting a Licensed Product and each of the other components not constituting a Licensed Product have established market prices when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product plus the other components contained in the Combination Product. When separate market prices are not established, then the Parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales for the Combination Product in question, taking into account factors such as relative cost and relative therapeutic or prophylactic contribution. Net Sales shall be recorded in accordance with GAAP.

1.19 “NK–92” means [***].

1.20 “Person” means an individual, partnership, firm, corporation, limited liability company, joint venture, association, trust or other entity or any government agency or political subdivision thereof.

1.21 “Phase I Clinical Trial” means a human clinical trial, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312.21(a), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.22 “Phase II Clinical Trial” means a human clinical trial, the principal purpose of which is a preliminary determination of efficacy or dose ranges in patients with the disease target being studied as required in 21 C.F.R. §312.21(b), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.23 “Phase III Clinical Trial” means a human clinical trial other than a Phase I Clinical Trial or Phase II Clinical Trial, the principal purpose of which is to provide substantial evidence of efficacy and safety in patients with the disease target being studied as required in 21 C.F.R. §312.21(c), as may be amended from time to time, or a similar clinical study prescribed by the regulatory authorities in a market other than the United States.

1.24 “Reserved Field” means the use of NK–92 for the following applications: [***].

1.25 “Rightfully Use” means, with respect to NK–92, the Know-How or the Licensed Patents, that CONKWEST has an interest therein sufficient to enable it to (a) use that intellectual property and (b) grant to Intrexon a license or sublicense to use that intellectual property as contemplated hereunder, in either case without violating the terms of any agreement or other arrangement with or intellectual property rights of any Third Party.

1.26 “Sublicensing Revenues” means any amounts received by Intrexon or its Affiliates from any Third Party sublicensee of the License of the rights licensed to Intrexon under this Agreement, including, without limitation, any amounts received by Intrexon or its Affiliates on account of sales of Licensed Products by such sublicensee. If Intrexon or its Affiliate receives non-cash consideration with respect to such sublicense, the fair market value of such non-cash consideration on the date of such receipt, as known to Intrexon, or as reasonably agreed by Intrexon and CONKWEST if unknown to Intrexon, shall be included in Sublicensing Revenues.

1.27 “Third Party” means any Person other than Intrexon, CONKWEST or an Affiliate of either of them.

1.28 “Valid Claim” means a claim of any issued and unexpired patent, or patent application within the Licensed Patents that has been pending approval for no more than four (4) years after its initial date of filing, and that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed.

ARTICLE 2. LICENSE GRANT

2.1 License.

Subject to the terms and conditions of this Agreement, CONKWEST hereby grants to Intrexon (i) a non-exclusive, worldwide, non-transferable (except as provided in Section 13.2), sublicensable (subject to Section 2.2), royalty-bearing license to the Licensed Patents, Know-How and Licensed Materials during the Term to research, develop, use, make, have made, market, have marketed, import, have imported, distribute, have distributed, sell and have sold Licensed Products solely in the Field of Use, and (ii) an exclusive, worldwide, non-transferable (except as provided in Section 13.2), sublicensable (subject to Section 2.2), royalty-bearing license to the Licensed Patents, Know-How and Licensed Materials during the Term to research, develop, use, make, have made, market, have marketed, import, have imported, distribute, have distributed, sell and have sold Licensed Products solely in the Exclusive Field (subsections (i) and (ii) above, collectively, the “License”). CONKWEST shall not take any action, nor authorize any Affiliate or Third Party to take any action, that is inconsistent with the rights granted to Intrexon pursuant to this Section 2.1.

2.2 Sublicenses.

Intrexon shall be entitled to grant sublicenses of its rights under the License, through one or more tiers of sublicensees; provided, that Intrexon (a) shall pay CONKWEST the amounts under Section 4.3, (b) shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Agreement and Intrexon shall remain fully responsible to CONKWEST for the performance of all such terms by its sublicensee, and (c) Intrexon shall provide a true and correct copy of the sublicense agreement (redacted with respect to any information that does not directly relate to the sublicense of the License) to CONKWEST within thirty (30) days of its execution.

2.3 Transfer of Know-How and NK–92 Supply.

Within thirty (30) days of CONKWEST’s receipt of the license fee under Section 3.1, CONKWEST will provide to Intrexon the Know-How, as in existence as of the Effective Date, and an initial supply of [***] (the “Master Cells”) and [***] (the “Research Cells”) as Licensed Materials. Intrexon may create its own working cell banks from the Master Cells and Research Cells and may provide Licensed Materials (including working cell banks derived by Intrexon from the Master Cells and Research Cells) to its sublicensees for the sole purpose of researching, developing and commercializing Licensed Products, in accordance with the terms of the License. Additionally, upon at least thirty (30) days prior written notice, CONKWEST will supply additional [***] (and Intrexon will reimburse CONKWEST its pre-approved, documented, out-of-pocket costs associated therewith) if reasonably requested by Intrexon during the Term. Intrexon shall comply with all laws, rules, regulations and guidelines which are applicable to access by and use of the Licensed Materials and the Know-How by Intrexon and its Affiliates and permitted sublicensees, including without limitation, those promulgated by the FDA (or the foreign equivalent) and the National Institutes of Health, and those relating to the export and import of the Licensed Materials and the Know-How.

2.4 No Additional Rights.

Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel, or otherwise as to any technology or patent rights of the other Party except as expressly set forth herein. All rights not specifically granted to Intrexon herein are expressly reserved by CONKWEST.

ARTICLE 3. LICENSE FEES AND MILESTONE PAYMENTS

3.1 License Fees.

Within two (2) business days of the execution of this Agreement by both Parties, Intrexon shall pay CONKWEST a non-refundable license fee of [***], due and payable in immediately available funds by wire transfer to the bank account set forth on Schedule B.

3.2 Milestone Payments.

In addition to the license fees payable pursuant to Section 3.1, for each Exclusive Indication, Intrexon shall make additional non-refundable, non-creditable milestone payments to CONKWEST in the following amounts, due and payable in immediately available funds within thirty (30) days after the date on which such milestone is achieved:

Milestone Event*	Payment

*Payable for each Exclusive Indication; provided

that, in the event that no Exclusive Indications

have been elected, the following shall be payable

for the first [***] non-exclusive indications.

Under no circumstances shall Intrexon owe the

following milestone payments for more than

[***] indications.

(a) First IND Filing	$[***]
(b) Start of First Phase II Clinical Trials	$[***]
(c) Start of Phase III Clinical Trials	$[***]
(d) First Commercial Sale	$[***]

ARTICLE 4. ROYALTIES

4.1 Royalties.

In consideration of the License granted by CONKWEST to Intrexon hereunder, Intrexon will pay or cause to be paid to CONKWEST the following royalties during the Term consisting of a percentage of Net Sales during any Calendar Year during the Term, due and payable pursuant to Article 6:

Aggregate Net Sales during Calendar Year	Royalty
(a) $[***] to $[***]

[***] provided, that such royalty will be [***] of Net Sales with respect to sales of a Licensed Product in a particular country that would not infringe a Valid Claim in such country absent the License

(b) Greater than $[***]

[***]; provided, that such royalty will be [***] of Net Sales with respect to sales of a Licensed Product in a particular country that would not infringe a Valid Claim in such country absent the License

4.2 Non-Redundant Royalties.

The obligation to pay royalties to CONKWEST under this Article is imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims and Licensed Patents covering the same. There shall be no obligation to pay CONKWEST under this Article on sales of Licensed Product between Intrexon and its Affiliates or between any of them but in such instances the obligation to pay royalties shall arise upon the sale by Intrexon or its Affiliates to Third Parties.

4.3 Sublicensing Revenues.

In addition to the payments, fees and royalties described elsewhere in this Agreement, Intrexon shall pay CONKWEST [***] of all Sublicensing Revenues, due and payable within ten (10) days after receipt by Intrexon of such Sublicensing Revenues.

ARTICLE 5. REPORTS

5.1 Financial Reports.

Within forty-five (45) days after the close of each Calendar Quarter of each year during the Term (including the last day of any such Calendar Quarter following the expiration or termination date of this Agreement), Intrexon shall provide a written report to CONKWEST of all Net Sales, royalty payments, milestone payments and Sublicensing Revenues actually accruing under Article 4 during such Calendar Quarter. Such quarterly reports shall indicate for such Calendar Quarter the Net Sales of each Licensed Product sold by Intrexon and its Affiliates and Sublicensing Revenues received from sublicensees with respect to which payment is due (shown with respect to such Calendar Quarter and on an aggregate basis during the applicable Calendar Year) and the applicable royalty calculation and shall also include gross revenues with respect to such sales and a breakdown of the allowable expenses used to determine Net Sales. In case no payment is due for any such period, Intrexon shall so report. Intrexon shall keep, and it shall cause its Affiliates and sublicensees to keep, accurate records in sufficient detail to enable the aforesaid payments due under Section 4 to be determined. Upon the request of CONKWEST, Intrexon and its Affiliates and sublicensees shall permit an independent regionally recognized certified public accountant selected by CONKWEST to have access, once in each Calendar Year during regular business hours and upon reasonable notice to Intrexon, to such of the records of Intrexon and its Affiliates and sublicensees with respect to such sales as may be necessary to verify the accuracy of the reports made during the previous Calendar Year, except that: said accountant shall meet the prior approval of Intrexon or its Affiliate or its sublicensee in question, which approval shall not be unreasonably withheld or delayed; and said accountant shall not disclose to CONKWEST any information except that which should properly have been contained in such reports; and said audit right may not be exercised more than once in any one Calendar Year. The records from which the royalty reports are prepared need not be retained by Intrexon longer than three (3) years. Any such audit shall be at the sole cost and expense of CONKWEST.

5.2 Product Reports.

Upon written request of CONKWEST, Intrexon shall provide CONKWEST with summary reports, not more frequently than annually during the Term, setting forth a summary-level review of the research, development and commercialization activities undertaken by Intrexon, its Affiliates and sublicensees with respect to the Licensed Products during the period covered by the report and/or since the last report. For the avoidance of doubt, reports provided by Intrexon pursuant to this Section 5.2 are the Confidential Information of Intrexon.

ARTICLE 6. PAYMENTS

6.1 Payments.

Payments shown to have accrued by each of the quarterly reports provided for under Article 5 above shall be due and payable in immediately available funds on the date such report is due and shall be paid in United States dollars.

6.2 Non-U.S. Sales.

The remittance of payments based on Net Sales or Sublicensing Revenues received by Intrexon or its Affiliates other than in United States dollars shall be payable to CONKWEST in United States dollars calculated using Intrexon’s conversion methodology, which shall be consistent with GAAP, and shall be based on monthly averages (end of prior month spot rate plus end of current month spot rate divided by two) using central bank fixing rates in countries where available and open market rates otherwise. All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law; provided, that only if so required by applicable law, Intrexon shall withhold the amount of any such taxes and shall promptly effect payment thereof to the appropriate tax authorities. In that case, Intrexon shall cooperate reasonably, at CONKWEST’s expense, with CONKWEST in obtaining a refund of any such taxes, and shall transmit to CONKWEST official tax receipts or other evidence issued by such tax authorities sufficient to enable CONKWEST to support a claim for the United States income tax credit in respect of any such taxes so withheld.

6.3 Taxes.

If law or regulation requires the withholding of any taxes due by Intrexon or its Affiliates on sales of Licensed Products in a given country, the Parties shall confer regarding possible alternative arrangements to lawfully avoid such withholding. If, between a country and any other place designated, a treaty reduces or eliminates the withholding of any taxes otherwise due on royalties payable from such country, CONKWEST may (but shall not be obligated to) request a direct remittance of royalties to CONKWEST at such place as it may designate. If the parties are unable to formulate or agree upon action to lawfully avoid withholding, then the Parties agree that such taxes shall be included as deductions in the calculation of Net Sales, and Intrexon shall remit such taxes to the proper authority and provide CONKWEST with appropriate documentation thereof.

6.4 Late Payments.

Any payment (including royalty, milestone and development funding) which is not made when due hereunder shall accrue interest from the due date at the rate of one percent (1.0%) per month; provided that in no event shall such rate exceed the maximum legal annual interest rate. Collection of interest shall not prevent CONKWEST from exercising any other rights it may have as a consequence of the default in timely payment.

ARTICLE 7. DATA SHARING AND ACCESS

7.1 CONKWEST Information.

CONKWEST will provide Intrexon [***].

7.2 Intrexon Information.

Intrexon will provide CONKWEST [***].

ARTICLE 8. INTELLECTUAL PROPERTY

8.1 Prosecution of Licensed Patents.

(a) CONKWEST shall prosecute and reasonably maintain all of the patents and applications included within the Licensed Patents with counsel of its own choosing and at its own expense in the following countries and territories: United States, European Union and Canada. CONKWEST also agrees to keep Intrexon reasonably informed of the status of all patent applications and any patents issuing therefrom included in the Licensed Patents by providing Intrexon reports at least twice per Calendar Year listing all such patents and patent applications, identified by country, title and patent or application number and briefly describing their status. CONKWEST also agrees to provide Intrexon with copies of all substantive official communications related to such patent applications or patents and to give reasonable due consideration to the advice of Intrexon’s counsel in connection with all such substantive official communications from the applicable patent office.

(b) Should CONKWEST (at its discretion) not wish to prosecute or maintain any patent or application included within the Licensed Patents in any particular country in which Licensed Products are being sold or intended to be sold (as determined by the Parties) (a “Discontinued Patent”), CONKWEST will provide Intrexon with thirty (30) days’ advance written notice (but in any event sufficient notice to enable Intrexon to meet any deadlines by which an action must be taken to establish or preserve any such rights in a Licensed Patent in any country) of its intentions (a “Patent Discontinuance Election”). Upon Intrexon’s receipt of a Patent Discontinuance Election, or if at any time CONKWEST fails to initiate any such action within thirty (30) days after a request by Intrexon that it do so (or, if after initiating a requested action, CONKWEST at any time thereafter fails to diligently pursue such action) [***], Intrexon may elect to prosecute and maintain the applicable Discontinued Patent at its own expense on CONKWEST’s behalf by providing CONKWEST with written notice of such election within thirty (30) days of its receipt of the Patent Discontinuance Election. Upon such election by Intrexon, CONKWEST shall assign to Intrexon the right, but not the obligation, to prosecute and maintain such Discontinued Patent on CONKWEST’s behalf and at Intrexon’s expense. Pending such assignment, CONKWEST shall exercise commercially reasonable efforts at Intrexon’s reasonable expense to maintain or otherwise ensure that available patent protection will not be lost with respect to such Discontinued Patent; provided, that Intrexon does not unreasonably delay the assignment thereof. With respect to any Discontinued Patent, each document or a draft thereof in either Party’s possession or control pertaining to the prosecution or maintenance of such Discontinued Patent, including without limitation, each patent application, office action, response to office action, request for terminal disclaimer and request for reissue or reexamination of any patent issuing from such application shall be provided to the Party that is not conducting such activity as follows. Documents received from any patent office or counsel’s analysis thereof shall be provided to the other Party promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing to allow for review and comment by the other Party. The Party conducting the activity agrees to give good faith consideration to all comments provided by the other Party. In the event that claims must be narrowed and the other Party disagrees with said action or wishes to continue to pursue broader claims, then the Party conducting such activity agrees to pursue said broader claims in additional patent filings or as appropriate at the other Party’s expense.

8.2 Infringement by Third Parties.

(a) Notice. Upon learning of any suspected infringement of the Licensed Patents in the Field of Use, each Party shall promptly notify the other Party in writing of the details of any such suspected infringement and shall inform the other Party of any evidence thereof.

(b) Intrexon’s Right to Enforce Within the Field of Use. Intrexon, in its sole discretion, is empowered, but not obligated, to enforce the Licensed Patents within the Field of Use at any time during the Term at its sole expense by initiating, prosecuting and controlling any claim, action or proceeding with respect to such infringement using counsel of its choice that is reasonably acceptable to CONKWEST, as follows:

(i) CONKWEST will reasonably cooperate with any such defense or enforcement, including joining as a named party as necessary;

(ii) [***];

(iii) [***];

(iv) [***]; and

(v) [***].

(c) CONKWEST’s Right to Enforce Within the Field of Use. If Intrexon fails to bring an infringement action described in Section 8.2 within a period of ninety (90) days after receiving written notice from CONKWEST or within a period of one hundred-eighty (180) days after having actual knowledge of infringement of the Licensed Patents within the Field of Use, then CONKWEST shall have the right to bring and control any such infringement action, or otherwise assume the primary defense of such invalidity or unenforceability claims, by counsel of its own choice and expense. If CONKWEST reasonably determines that Intrexon is an indispensable party to the infringement action, Intrexon hereby consents to be joined. In such event, Intrexon shall have the right to be represented in that infringement action by counsel of its own choice and at Intrexon’s expense. CONKWEST shall have the right to settle any such infringement action, subject to Intrexon’s prior consent, which consent will not be unreasonably withheld. Any damages or other monetary awards recovered by CONKWEST shall be applied first to defray all of the costs and expenses incurred in the infringement action. If any balance remains, such balance shall be (i) shared equally by CONKWEST and Intrexon if such infringement action is within the Exclusive Field, or (ii) retained by CONKWEST if such infringement action is outside of the Exclusive Field.

(d) CONKWEST’s Right to Enforce Outside the Field of Use. CONKWEST, in its sole discretion, retains the power but is not obligated, to enforce the Licensed Patents outside the Field of Use; provided, that in any proceeding in which the validity or enforceability of a Licensed Patent is asserted or that is otherwise likely to affect the enforcement of the Licensed Patents in the Field of Use, CONKWEST shall promptly notify Intrexon in writing and Intrexon may consult in the defense of any of the Licensed Patents at its own expense. CONKWEST shall consider in good faith any reasonable suggestions of Intrexon relative to the defense of the Licensed Patents.

8.3 Infringement of Third Party Intellectual Property.

(a) If any Third Party asserts a formal or informal claim against either Party (or any of their Affiliates, agents or sublicensees) alleging that any of the activities of Intrexon or its Affiliates or sublicensees with respect to the research, development or commercialization of Licensed Products infringes, misappropriates or violates the intellectual property rights of any Third Party, the Party first having notice of such claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

(b) Intrexon shall defend against any such Third Party claim brought against it, CONKWEST or any Party’s Affiliates, agents or sublicensees if such claim does not involve the Licensed Patents or Know-How; provided, that CONKWEST shall be entitled to be represented in such defense by counsel of its own choosing at CONKWEST’s sole expense. CONKWEST shall defend against any such Third Party claim brought against it, Intrexon or any Party’s Affiliates, agents or sublicensees if such claim involves the Licensed Patents or Know-How; provided, that Intrexon shall be entitled to be represented in such defense by counsel of its own choosing at Intrexon’s sole expense.

(c) All damages or other amounts, if any, payable to such Third Party pursuant to a final, unappealable court order or ruling or pursuant to a settlement effected in good faith (which settlement shall have been approved by both Parties, which approval shall not be unreasonably withheld, conditioned or delayed by either Party), together with all reasonable defense costs (including, without limitation, reasonable attorneys’ fees, experts and witness fees, and other customary litigation costs and expenses) (collectively, “Damages”) incurred by the Party controlling the defense, shall be borne (i) solely by CONKWEST to the extent such Damages are caused by or arise from the acts or omissions of CONKWEST, including without limitation any breach of a representation or warranty of CONKWEST hereunder, and (ii) solely by Intrexon to the extent such Damages are caused by or arise from the acts or omissions of Intrexon or its Affiliates and sublicensees pursuant to its activities under this Agreement. To the extent either Party owes an amount to the other in accordance with the preceding allocation of financial responsibility, the Party who owes such amount shall pay it promptly (and in any event within thirty (30) days) after such order, ruling or settlement.

8.4 No Implied License for Infringement of Third Party Rights.

Licenses granted by CONKWEST herein are not to be construed as consent by CONKWEST to any act which may be performed by Intrexon or its Affiliates or sublicensees, except to the extent such act would otherwise constitute infringement of the Licensed Patents, Licensed Materials or Know-How absent the License expressly granted in this Agreement.

ARTICLE 9. REPRESENTATIONS, WARRANTIES, COVENANTS, DISCLAIMERS

9.1 Mutual Warranties.

Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(b) it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a Third Party and to perform its obligations hereunder;

(c) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(d) all necessary consents, approvals and authorizations of all applicable competent authorities and other Persons required to be obtained by such Party in order to execute and perform this Agreement on behalf of such Party have been obtained; and

(e) the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

9.2 CONKWEST Warranty.

CONKWEST hereby represents and warrants to Intrexon that as of the Effective Date:

(a) CONKWEST owns or otherwise Rightfully Uses Licensed Patents, Licensed Materials and Know-How (in the case of the Licensed Materials and Know-How, provided by CONKWEST) and has the right to grant to Intrexon the License;

(b) there has not been as of the Effective Date any challenge to the Licensed Patents by any Third Party for which actual notice has been received by CONKWEST;

(c) to the knowledge of CONKWEST, the use of the Licensed Patents, NK–92 cells and use of the Know-How do not infringe on any valid claims of an issued United States patent owned by any Third Party;

(d) to the knowledge of CONKWEST, no Third Party is infringing any of the Licensed Patents, Licensed Materials or Know-How; and

(e) to the knowledge of CONKWEST, the Licensed Patents are valid and enforceable.

(f) to the best knowledge of CONKWEST, after due and diligent inquiry, since the development of NK–92, NK–92 has not been transferred, licensed or provided to any Third Party in any manner that would adversely effect the exclusive rights granted to Intrexon under this Agreement.

9.3 Disclaimer of Warranties.

Except as specifically set forth in this Agreement. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, WARRANTIES OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY OR NON-STATUTORY WARRANTIES.

9.4 Exclusion of Damages.

Except with respect to material breaches of Article 2 (License Grant), Article 10 (Indemnification; Insurance) or Article 11 (Confidentiality), in no event will either Party be liable for any special, incidental, consequential or indirect damages suffered by the other Party arising in any way out of this Agreement, however caused and on any theory of liability. This limitation will apply even if the Party has been advised of the possibility of such damage.

ARTICLE 10. INDEMNIFICATION AND INSURANCE

10.1 Responsibility and Control.

Subject to the provisions of Section 10.2, Intrexon and CONKWEST shall each be solely responsible for the safety of its own Affiliates, employees, agents, licensees (except Intrexon in the case of CONKWEST) or sublicensees with respect to its respective activities under this Agreement and each shall hold the other harmless with regard to any liability for damages or personal injuries resulting from acts of its respective employees, agents or Affiliates.

10.2 Mutual Indemnification.

(a) Indemnification by CONKWEST. CONKWEST hereby agrees to indemnify, defend and hold harmless Intrexon and its Affiliates and their respective directors, officers, employees, representatives and agents, and the heirs, successors and assigns of any of them, from and against any and all claims, actions, investigations, proceedings, expenses, costs, damages, liabilities and losses (including, without limitation, reasonable attorneys’ fees, experts and witness fees, and other customary litigation costs and expenses) asserted against any of them by a Third Party (collectively, “Claims”) arising from or based on (i) material breach of this Agreement by CONKWEST, (ii) breach of any representation of warranty of CONKWEST under this Agreement, or (iii) the negligence or willful misconduct of CONKWEST or its Affiliates.

(b) Indemnification by Intrexon. Intrexon hereby agrees to indemnify, defend and hold harmless CONKWEST and its Affiliates and their respective directors, officers, employees, representatives and agents, and the heirs, successors and assigns of any of them, from and against any and all Claims, arising from or based on (i) (1) material breach of this Agreement by Intrexon, or (2) the negligence or willful misconduct of Intrexon or its Affiliates, or (ii) resulting from violation of applicable law, personal injury, product liability or property damage relating to or arising from: (1) the manufacture, use, promotion or sale of Licensed Products by Intrexon or its Affiliates or sublicensees; or (2) the use by any Person of a Licensed Product made, created, sold or otherwise transferred by Intrexon or its Affiliates or sublicensees; or (3) the use by Intrexon or its Affiliates or sublicensees of Licensed Patents, Licensed Materials or Know-How; provided that, in the case of subsection (ii) above, Intrexon shall not indemnify, defend and hold harmless CONKWEST and it Affiliates to the extent that the Claim is due to the breach of this Agreement (including without limitation the breach of any representation of warranty) by CONKWEST or the negligence or willful misconduct of CONKWEST or its Affiliates.

(c) Notification of Claims; Conditions to Indemnification Obligations. The Parties shall promptly notify each other of any claims or suits with respect to which indemnification under this Agreement is or could be sought. The Party requesting indemnification shall permit the indemnifying Party to assume the defense of such claims or suits giving rise to the request at the indemnifying Party’s sole expense. The requesting Party shall cooperate with the indemnifying Party in such defense when reasonably requested to do so. In no event shall the indemnifying Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified Party, or that would otherwise adversely affect any rights of the indemnified Party, without the prior written consent of the indemnified Party, which consent will not be unreasonably withheld or delayed. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without the indemnifying Party’s prior knowledge and express written consent.

10.3 Insurance.

During the Term, Intrexon shall, at its own expense, furnish CONKWEST promptly after the Effective Date, and annually thereafter upon the CONKWEST’s request, with a certificate of insurance evidencing insurance coverage to fulfill its indemnification obligations under this Agreement. Such insurance shall expressly provide coverage for personal injury Claims throughout the world (including, without limitation, the U.S.), and shall provide an aggregate minimum of $[***] of coverage per year on an occurrence-made basis until the occurrence of the First Commercial Sale of the first Licensed Product, at which time the minimum aggregate annual coverage shall be $[***]. CONKWEST shall be named an additional insured in the above insurance coverage, and such insurance will not be canceled, non-renewed or modified in any material manner without at least fifteen (15) days prior notice being given to CONKWEST. Intrexon shall maintain such insurance coverage during the Term and for a period of five (5) years thereafter.

ARTICLE 11. CONFIDENTIALITY

11.1 Undertakings of the Parties.

During the Term (as defined herein) of this Agreement and for five (5) years thereafter, each Party: (a) shall treat as confidential all Confidential Information provided to the receiving Party by the disclosing Party; (b) shall not use such Confidential Information except as expressly permitted under the terms of this Agreement or otherwise authorized in writing by the disclosing Party; (c) shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of such Confidential Information; and (d) shall not disclose such Confidential Information to any Third Party unless it is necessary to fulfill one or more obligations expressly required by this Agreement, and unless such Third Party has agreed in writing to be bound by terms of confidentiality at least equivalent to those set forth in this Article 11, except that the period during which such information is to remain confidential may be reasonable and customary under the circumstances. Without limiting the foregoing, each of the Parties shall use at least the same procedures and degree of care to prevent the disclosure of the other Party’s Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and shall in any event use no less than reasonable procedures and a reasonable degree of care; provided, that such obligations shall not apply to any information that is:

(i) independently developed by such Party outside the scope and not in violation of this Agreement, as evidenced by such Party’s contemporaneous written records;

(ii) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the recipient;

(iii) received without an obligation of confidentiality from a Third Party having the right to disclose such information;

(iv) released from the restrictions of this Section 11.1 by the express written consent of the disclosing Party;

(v) disclosed to any Affiliate, sublicensee or subcontractor (including potential sublicensees or subcontractors) of such Party hereunder; provided that such Affiliate, sublicensee or subcontractor or potential sublicensee or subcontractor agrees to be bound by the provisions of this Section 11.1 or similar provisions in a separate confidentiality agreement; or

(vi) required by law, statute, rule or court order to be disclosed (the disclosing Party shall, however, use reasonable efforts to obtain confidential treatment of any such disclosure, consult with the other Party and permit the other Party to participate in seeking an appropriate protective order).

11.2 Disclosure of Agreement.

Unless otherwise provided in Section 11.1 or agreed to in writing or as necessary to comply with law, the terms of this Agreement shall be deemed Confidential Information; provided, that either Party may disclose this Agreement and its terms on a confidential basis (i.e., pursuant to a written agreement to maintain the confidentiality of this Agreement and its terms and conditions in a manner not less restrictive than as provided in Section 11.1) to actual or potential investors, lenders, advisors, Affiliates, sublicensees, permitted assignees or parties contemplating a strategic alliance or acquisition.

ARTICLE 12. TERM AND TERMINATION

12.1 Term.

Unless otherwise terminated in accordance with this Article 13, the term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue thereafter for seventeen (17) years.

12.2 Termination.

Notwithstanding the foregoing, this Agreement may be terminated (a) upon the written consent of the Parties, (b) by either Party upon written notice in the event the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days after delivery to such party of written notice by the non-breaching Party setting forth such breach in reasonable detail and demanding a cure pursuant to this Section, or (c) by Intrexon upon one hundred and eighty (180) days written notice to CONKWEST.

12.3 Effect of Termination.

(a) Upon termination of this Agreement by the parties under Section 12.2(a), CONKWEST pursuant to Section 12.2(b) or Intrexon pursuant to Section 12.2(c), the License and all sublicenses thereunder shall automatically terminate, and Intrexon shall immediately cease (and cause its Affiliates and sublicensees to cease) developing, making, having made, using, selling, and having sold Licensed Products and using or practicing the Licensed Patents, Licensed Materials and the Know-How; provided, that each of Intrexon and its Affiliates and sublicensees may continue to sell off any inventory of Licensed Products that it may have on hand as of the effective date of such termination for up to one hundred eighty (180) days, subject to payment of applicable royalties hereunder and all other terms applicable to such sales under this Agreement.

(b) Upon expiration of this Agreement, or termination of this Agreement by Intrexon pursuant to Section 12.2(b), the License granted to Intrexon hereunder shall become fully-paid up, royalty free, perpetual and non-cancelable.

(c) Further, Sections 8.3, 9.3 and 9.4 and Articles 10 (Indemnification and Insurance), 11 (Confidentiality), 12 (Term and Termination) and 13 (Miscellaneous) of this Agreement shall survive the termination or expiration of this Agreement.

(d) Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination.

ARTICLE 13. MISCELLANEOUS

13.1 Independent Contractors.

Neither Party is, nor shall be deemed to be, an employee, agent, partner or legal representative of the other Party for any purpose. Neither Party shall have the right, power or authority to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party have the right, power or authority to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.

13.2 Assignment.

Except as otherwise provided herein, Intrexon shall not have the right to assign any of its rights or obligations under this Agreement without the prior written consent of CONKWEST; provided, that Intrexon, without any need for consent from CONKWEST, may assign all of its rights and obligations hereunder to an Affiliate (in which event Intrexon shall remain liable notwithstanding such assignment for all obligations and liabilities of Intrexon arising hereunder prior to such assignment and incurred by such Affiliate hereunder after such assignment) or in connection with (a) a merger, consolidation or change in control transaction of Intrexon, or (b) the sale of substantially all of Intrexon’s assets to which this Agreement relates. CONKWEST may assign any of its rights or obligations under this Agreement without restriction. If and to the extent that a Party assigns any of its rights and/or obligations hereunder in accordance with this Section 13.2, then this Agreement shall be binding upon the assignee to the same extent as if it were a Party hereto and each reference herein to the name of the assigning Party shall be deemed to include the assignee. Any assignment not in accordance with this Section 13.2 shall be void. To the extent permitted above, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

13.3 Notices.

All notices to be given under this Agreement shall be in writing and shall be served either by facsimile, by deposit with an overnight courier with charges prepaid, or by deposit in the United States mail, first-class postage prepaid by registered or certified mail, addressed to the Parties at the address or facsimile number stated below or at any other address as designated by one Party upon notice to the other Party. Any such notices shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (a) a receipt executed by the addressee (or a responsible person in its office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (b) a receipt generated by the sender’s electronic mail showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by electronic mail.

If to CONKWEST:	If to Intrexon:

CONKWEST, Inc.	Intrexon Corporation
3790 Via De La Valle, Suite 206	20358 Seneca Meadows Parkway
San Diego, CA 92014	Germantown, MD 20876
Attn: Chief Executive Officer	Attn: Chief Medical Officer
Email:bsimon@conkwest.com	Email:rherberman@intrexon.com

With a copy to:	With a copy to:

Cohen & Grigsby, P.C.	Intrexon Corporation
Dominion Tower	20358 Seneca Meadows Parkway
625 Liberty Avenue	Germantown, MD 20876
Pittsburgh, Pennsylvania 15222-3152	Attn: Legal Department
Attention: David J. Kalson, Esq.	Email: LegalDept@intrexon.com
E-mail: dkalson@cohenlaw.com

13.4 Amendment.

No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.5 Waiver.

No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

13.6 Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, including by facsimile signature or Adobe PDF signature, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13.7 Descriptive Headings.

The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.8 Governing Law.

This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of laws principles of that or any other jurisdiction.

13.9 Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. In such event, the Parties shall substitute for such invalid or prohibited provision a valid and enforceable provision consistent with the spirit and objective of such invalid or prohibited provision.

13.10 Entire Agreement of the Parties.

This Agreement, including any exhibits or schedules hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties as to the matters covered herein and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

13.11 Jointly Prepared.

This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.12 No Third Party Rights.

This Agreement is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the Parties, including without limitation, any Affiliates or sublicensees.

[Signatures appear on following page]

[SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have duly executed this License Agreement effective as of the date first set forth above.

CONKWEST, INC.		INTREXON CORPORATION

By:	/s/ Barry Simon	By:	/s/ Rick Strong
Name:	Barry Simon	Name:	Rick Strong
Title:	CEO	Title:	Chief Financial Officer

SCHEDULE A

Licensed Patents

[***]

SCHEDULE B

Wire Transfer Instructions

ATTACHMENT I

Procedure to Designate an Exclusive Indication for the Exclusive Field

Capitalized terms used in this Attachment I shall have the meanings given such terms in the Exclusive License Agreement dated February 23, 2010 (the “Agreement”), between CONKWEST Corporation (“CONKWEST”) and Intrexon Corporation (“Intrexon”).

Background

Pursuant to the terms and conditions of the Agreement, Intrexon is entitled to designate up to [***] Exclusive Indications. Once designated pursuant to this Attachment I, the Exclusive Indication will constitute a portion of the Exclusive Field.

1.

Intrexon may, at any time during the Term designate, by written notice to CONKWEST, an Exclusive Indication. An Exclusive Indication shall be for [***]. For the avoidance of doubt, an Exclusive Indication may not be an indication set forth in the Reserved Field. Additionally, an Exclusive Indication may not be an Additional CONKWEST Indication (as defined below).

2.

If the Exclusive Indication is not within the Reserved Field and is not an Additional CONKWEST Indication, then the Exclusive Indication shall become part of the Exclusive Field for all purposes under the Agreement effective upon such notice to CONKWEST, subject to the provisions of subsection 3 below.

3.

If Intrexon does not file an IND for a Licensed Product for the Exclusive Indication within [***] following the written notice provided by Intrexon to CONKWEST pursuant to Section 1 above, then the Exclusive Indication shall no longer be deemed to be part of the Exclusive Field from and after the prescribed date for such filing. Additionally, Intrexon may, by written notice to CONKWEST, withdraw any Exclusive Indication from the Exclusive Field, and from and after such removal, such Exclusive Indication shall not count toward the maximum of [***] Exclusive Indications.

4.

If the Exclusive Indication designated by Intrexon pursuant to Section 1 above is an Additional CONKWEST Indication, then CONKWEST shall provide Intrexon with written notice that the Exclusive Indication is an Additional CONKWEST Indication within [***] of the date of the notice from Intrexon received pursuant to Section 1 above.

5.

An “Additional CONKWEST Indication” is an indication or application licensed on an exclusive or non-exclusive basis by CONKWEST to a Third Party, or which CONKWEST is actively pursuing through its own clinical development. Notwithstanding any provision of this Attachment I to the contrary, CONKWEST shall provide Intrexon with as much advance notice as reasonably possible of a

Attachment I-1

proposed Additional CONKWEST Indication. The following procedures shall apply to any proposed Additional CONKWEST Indication:

a.

If the proposed Additional CONKWEST Indication is to be the subject of a license to a Third Party, then prior to granting such license, CONKWEST shall provide Intrexon with written notice of this proposed license. Within [***] of receiving such notice, Intrexon shall have the right, but not the obligation, to designate such indication as an Exclusive Indication by written notice to CONKWEST. Thereafter, the proposed Additional CONKWEST Indication shall constitute an Exclusive Indication, subject to the provisions of subsection 3 above. If Intrexon does not so designate such indication as an Exclusive Indication, then CONKWEST shall be free to grant the license to the Third Party and the indication or application shall become an Additional CONKWEST Indication, subject to the provisions of subsection (d), below.

b.

If the proposed Additional CONKWEST Indication is to be developed by CONKWEST on its own, then CONKWEST shall provide Intrexon with written notice of its clinical development plans with respect to such indication. Within [***] of receiving such notice, Intrexon shall have the right, but not the obligation, to designate such indication as an Exclusive Indication by written notice to CONKWEST. Thereafter, the proposed Additional CONKWEST Indication shall constitute an Exclusive Indication, subject to the provisions of subsection 3 above. If Intrexon does not so designate such indication as an Exclusive Indication, CONKWEST shall be free to develop the indication or application on its own and such indication or application shall become an Additional CONKWEST Indication, subject to the provisions of subsection (d), below.

c.

Intrexon may only provide the notices referred to in subsections (a) or (b) above, if Intrexon has the reasonable good faith intent at the time of the notice that it will be pursuing such indication or application.

d.

If within [***] of the designation of an Additional CONKWEST Indication pursuant to subsections (a) or (b) above, an IND for such Additional CONKWEST Indication has not been filed with FDA, EMEA, or the Canadian or Korean regulatory equivalents, then such Additional CONKWEST Indication shall be subject to designation by Intrexon as an Exclusive Indication pursuant to this Attachment I. For clarity, if an Additional CONKWEST Indication is designated as an Exclusive Indication pursuant to this subsection (d), then the rights of CONKWEST or a Third Party, as applicable to such Additional CONKWEST Indication shall be terminated upon such designation, subject to the provisions of this Attachment I.

Attachment I-2